SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)

                              (Amendment No. 1)(1)

                       STEWART & STEVENSON SERVICES, INC.
                       ----------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    860342104
                                 --------------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022

                                 (212) 451-2300
                  ---------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   MAY 1, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

      NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 48 Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 2 of 48 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              208,432
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          208,432
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               208,432
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 3 of 48 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               PARCHE, LLC                  20-0870632
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              258,383
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          258,383
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               258,383
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 4 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               RCG AMBROSE MASTER FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              109,307
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          109,307
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               109,307
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 5 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               RCG HALIFAX FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              112,674
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          112,674
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               112,674
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 6 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              509,800
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          509,800
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               509,800
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 7 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               RAMIUS FUND III, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              29,593
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          29,593
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               29,593
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 8 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               ADMIRAL ADVISORS, LLC             37-1484525
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              466,815
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          466,815
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               466,815
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 9 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               RAMIUS ADVISORS, LLC          13-3954331
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              539,393
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          539,393
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               539,393
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 10 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               RAMIUS CAPITAL GROUP, LLC          13-3937658
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              1,228,189
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          1,228,189
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,228,189
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 11 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               C4S & CO., LLC           13-3946794
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              1,228,189
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          1,228,189
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,228,189
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 12 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              - 0 -
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          1,228,189
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          1,228,189
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,228,189
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 13 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              - 0 -
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          1,228,189
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          1,228,189
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,228,189
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 14 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              - 0 -
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          1,228,189
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          1,228,189
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,228,189
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 15 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              - 0 -
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          1,228,189
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          1,228,189
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,228,189
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 16 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               BARINGTON COMPANIES EQUITY PARTNERS, L.P.      13-4088890
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              75,928
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          75,928
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               75,928
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 17 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               BARINGTON COMPANIES INVESTORS, LLC            13-4126527
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              - 0 -
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          75,928
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          75,928
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               75,928
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 18 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               British Virgin Islands
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              44,508
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          44,508
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               44,508
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 19 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               BARINGTON INVESTMENTS, L.P.          20-2871525
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              43,286
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          43,286
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               43,286
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 20 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               BARINGTON COMPANIES ADVISORS, LLC           20-0327470
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              43,286
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          75,928
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          43,286
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          75,928
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               119,214
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 21 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               BARINGTON OFFSHORE ADVISORS, LLC           20-4797640
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              44,508
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          44,508
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               44,508
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 22 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               BARINGTON CAPITAL GROUP, L.P.              13-3635132
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              163,722
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          163,722
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               163,722
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 23 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               LNA CAPITAL CORP.               13-3635168
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              163,722
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          163,722
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               163,722
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 24 of 48 Pages
----------------------                                    ----------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               JAMES MITAROTONDA
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY              163,722
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                          - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                          163,722
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               163,722
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 25 of 48 Pages
----------------------                                    ----------------------

      The following constitutes Amendment No. 1 ("Amendment No. 1") to the
Schedule 13D filed by the undersigned. This Amendment No. 1 amends the Schedule 13D as specifically set forth.

      Item 2 is hereby amended and supplemented as follows:

            Ramius Fund III, Ltd ("Ramius Fund III") is hereby added as a Reporting Person to the Schedule 13D. Ramius Fund III is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of Ramius Fund III is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The officers and directors of Ramius Fund III and their respective principal occupations and business addresses are set forth on Schedule B and are incorporated by reference in this Item 2. Ramius Advisors serves as the investment manager for Ramius Fund III.

Item 2(a)(xiv)-(xxi) is hereby amended and restated as follows:

(xiv) Barington Companies Equity Partners, L.P., a Delaware limited partnership ("Barington Companies Equity"), with respect to the Shares directly and beneficially owned by it;

(xv) Barington Companies Investors, LLC, a Delaware limited liability company ("Barington Companies Investors"), the general partner of Barington Companies Equity;

(xvi) Barington Companies Offshore Fund, Ltd. (BVI), an international business company organized under the laws of the British Virgin Islands ("Barington Companies Offshore"), with respect to the Shares directly and beneficially owned by it;

(xvii) Barington Investments, L.P., a Delaware limited partnership ("Barington Investments"), with respect to the Shares directly and beneficially owned by it;

(xviii) Barington Companies Advisors, LLC, a Delaware limited liability company
        ("Barington Companies Advisors"), who serves as the investment advisor to Barington Companies Equity and the general partner of Barington Investments;

(xix) Barington Offshore Advisors, LLC, a Delaware limited liability company ("Barington Offshore Advisors"), who serves as the investment advisor to Barington Companies Offshore;

(xx) Barington Capital Group, L.P., a New York limited partnership ("Barington Capital"), the majority member of Barington Companies Investors, Barington Companies Advisors and Barington Offshore Advisors;

(xxi) LNA Capital Corp., a Delaware corporation ("LNA"), the general partner of Barington Capital;

(xxii) James Mitarotonda ("Mr. Mitarotonda"), the sole stockholder and director of LNA;

Item 2(b) is hereby amended and supplemented as follows:

The address of the principal business and principal office of Barington Offshore Advisors is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 26 of 48 Pages
----------------------                                    ----------------------

The second paragraph of Item 2(c) is hereby amended and restated as follows:

The principal business of each of Barington Companies Equity, Barington Companies Offshore, Barington Investments and Barington Capital is acquiring, holding and disposing of investments in various companies. The principal business of Barington Companies Advisors is serving as the investment advisor of Barington Companies Equity and the general partner of Barington Investments. The principal business of Barington Companies Investors is serving as the general partner of Barington Companies Equity. The principal business of Barington Offshore Advisors is serving as the investment advisor of Barington Companies Offshore. The principal business of LNA is serving as the general partner of Barington Capital.

      The first paragraph of Item 3 is hereby amended and restated as follows:

            The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master, Ramius Fund III, Barington Companies Equity, Barington Companies Offshore and Barington Investments were purchased with the working capital of such entities (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase cost of the 1,228,189 Shares beneficially owned in the aggregate by Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master and Ramius Fund III is approximately $40,223,190, including brokerage commissions. The aggregate purchase cost of the 163,722 Shares beneficially owned in the aggregate by Barington Companies Equity, Barington Companies Offshore and Barington Investments is approximately $3,371,970.27, excluding brokerage commissions.

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 27 of 48 Pages
----------------------                                    ----------------------

Item 5. INTEREST IN SECURITIES OF THE ISSUER.

            The aggregate percentage of Shares reported owned by each person named herein is based upon 29,495,398 Shares outstanding, which is the total number of Shares outstanding as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 13, 2006.

A. Starboard

      (a)   As of May 5, 2006, Starboard beneficially owned 208,432 Shares.

            Percentage: Approximately 0.7%

      (b)   1. Sole power to vote or direct vote: 208,432
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 208,432
            4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares by Starboard since March 31, 2006 are set forth in Schedule A and is incorporated by reference.

B. Parche

      (a)   As of May 5, 2006, Parche beneficially owned 258,383 Shares.

            Percentage: 0.9%

      (b)   1. Sole power to vote or direct vote: 258,383
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 258,383
            4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares by Parche since March 31, 2006 are set forth in Schedule A and are incorporated by reference.

C. RCG Ambrose

      (a)   As of May 5, 2006, RCG Ambrose beneficially owned 109,307 Shares.

            Percentage: 0.4%

      (b)   1. Sole power to vote or direct vote: 109,307
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 109,307
            4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares by RCG Ambrose since March 31, 2006 are set forth in Schedule A and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 28 of 48 Pages
----------------------                                    ----------------------

D. RCG Halifax

      (a)   As of May 5, 2006, RCG Halifax beneficially owned 112,674 Shares.

            Percentage: 0.4%

      (b)   1. Sole power to vote or direct vote: 112,674
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 112,674
            4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares by RCG Halifax since March 31, 2006 are set forth in Schedule A and are incorporated by reference.

E. Ramius Master

      (a)   As of May 5, 2006, Ramius Master beneficially owned 509,800 Shares.

            Percentage: 1.7%

      (b)   1. Sole power to vote or direct vote: 509,800
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 509,800
            4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares by Ramius Master since March 31, 2006 are set forth in Schedule A and are incorporated by reference.

F. Ramius Fund III

      (a)   As of May 5, 2006, Ramius Fund III beneficially owned 29,593 Shares.

            Percentage: 0.1%

      (b)   1. Sole power to vote or direct vote: 29,593
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 29,593
            4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares by Ramius Fund III since March 31, 2006 are set forth in Schedule A and are incorporated by reference.

G. Admiral Advisors

      (a) As of May 5, 2006, as the investment manager of Starboard and the

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 29 of 48 Pages
----------------------                                    ----------------------

managing member of Parche, Admiral Advisors may be deemed the beneficial owner of (i) 208,432 Shares owned by Starboard and (ii) 258,383 Shares owned by Parche.

            Percentage: Approximately 1.6%

      (b)   1. Sole power to vote or direct vote: 466,815
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 466,815
            4. Shared power to dispose or direct the disposition: 0

      (c) Admiral Advisors did not enter into any transactions in the Shares since March 31, 2006. The transactions in the Shares since March 31, 2006 on behalf of Starboard and Parche, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

H. Ramius Advisors

      (a) As of May 5, 2006, as the investment advisor of Ramius Master and Ramius Fund III, Ramius Advisors may be deemed the beneficial owner of 509,800 Shares owned by Ramius Master and 29,593 Shares owned by Ramius Fund III.

            Percentage: 1.8%

      (b)   1. Sole power to vote or direct vote: 539,393
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 539,393
            4. Shared power to dispose or direct the disposition: 0

      (c) Ramius Advisors did not enter into any transactions in the Shares since March 31, 2006. The transactions in the Shares since March 31, 2006 on behalf of Ramius Master and Ramius Fund III, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

I. Ramius Capital

      (a) As of May 5, 2006, as the sole member of Admiral Advisors and Ramius Advisors (the investment manager of Ramius Master) and as the investment manager of RCG Halifax and RCG Ambrose, Ramius Capital may be deemed the beneficial owner of (i) 208,432 Shares owned by Starboard, (ii) 258,383 Shares owned by Parche, (iii) 109,307 Shares owned by RCG Ambrose, (iv) 112,674 Shares owned by RCG Halifax, (v) 509,800 Shares owned by Ramius Master and (vi) 29,593 Shares owned by Ramius Fund III.

            Percentage: Approximately 4.2%

      (b)   1. Sole power to vote or direct vote: 1,228,189
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 1,228,189

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 30 of 48 Pages
----------------------                                    ----------------------

4. Shared power to dispose or direct the disposition: 0

      (c) Ramius Capital did not enter into any transactions in the Shares since March 31, 2006. The transactions in the Shares since March 31, 2006 on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master and Ramius Fund III are set forth in Schedule A, and are incorporated herein by reference.

J. C4S

      (a) As of May 5, 2006, as the managing member of Ramius Capital, C4S may be deemed the beneficial owner of (i) 208,432 Shares owned by Starboard, (ii) 258,383 Shares owned by Parche, (iii) 109,307 Shares owned by RCG Ambrose, (iv) 112,674 Shares owned by RCG Halifax, (v) 509,800 Shares owned by Ramius Master and (vi) 29,593 Shares owned by Ramius Fund III.

            Percentage: Approximately 4.2%

      (b)   1. Sole power to vote or direct vote: 1,228,189
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 1,228,189
            4. Shared power to dispose or direct the disposition: 0

      (c) C4S did not enter into any transactions in the Shares since March 31, 2006. The transactions in the Shares since March 31, 2006 on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master and Ramius Fund III are set forth in Schedule A and are incorporated by reference.

K. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

      (a) As of May 5, 2006, as the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 208,432 Shares owned by Starboard, (ii) 258,383 Shares owned by Parche,
(iii) 109,307 Shares owned by RCG Ambrose, (iv) 112,674 Shares owned by RCG Halifax, (v) 509,800 Shares owned by Ramius Master and (vi) 29,593 Shares owned by Ramius Fund III . Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the Shares owned by Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master and Ramius Fund III by virtue of their shared authority to vote and dispose of such Shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such Shares.

            Percentage: Approximately 4.2%

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 1,228,189
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 1,228,189

      (c)   None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon have

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 31 of 48 Pages
----------------------                                    ----------------------

entered into any transactions in the Shares since March 31, 2006. The transactions in the Common Stock since March 31, 2006 on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master and Ramius Fund III are set forth in Schedule A and are incorporated by reference.

L. Barington Companies Equity

      (a) As of May 5, 2006, Barington Companies Equity beneficially owned 75,928 Shares.

            Percentage: Approximately 0.3%

      (b)   1. Sole power to vote or direct vote: 75,928
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 75,928
            4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares by Barington Companies Equity since March 31, 2006 are set forth in Schedule A and are incorporated by reference.

M. Barington Companies Investors

      (a) As of May 5, 2006, as the general partner of Barington Companies Equity, Barington Companies Investors may be deemed to share beneficial ownership of the 75,928 Shares owned by Barington Companies Equity.

            Percentage: Approximately 0.3%

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 75,928
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 75,928

      (c) Barington Companies Investors did not enter into any transactions in the Shares since March 31, 2006. The transactions in the Shares since March 31, 2006 by Barington Companies Equity, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

N. Barington Companies Offshore

      (a) As of May 5, 2006, Barington Companies Offshore beneficially owned 44,508 Shares.

            Percentage: 0.2%

      (b)   1. Sole power to vote or direct vote: 44,508
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 44,508

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 32 of 48 Pages
----------------------                                    ----------------------

            4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares by Barington Companies Offshore since March 31, 2006 are set forth in Schedule A and are incorporated by reference.

O. Barington Investments

      (a) As of May 5, 2006, Barington Investments beneficially owned 43,286 Shares.

            Percentage: 0.1%

      (b)   1. Sole power to vote or direct vote: 43,286
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 43,286
            4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares by Barington Investments since March 31, 2006 are set forth in Schedule A and are incorporated by reference.

P. Barington Companies Advisors

      (a) As of May 5, 2006, as the investment advisor of Barington Companies Equity and the general partner of Barington Investments, Barington Companies Advisors may be deemed to (i) share beneficial ownership of the 75,928 Shares owned by Barington Companies Equity and (ii) beneficially own the 43,286 Shares owned by Barington Investments.

            Percentage: Approximately 0.4%

      (b)   1. Sole power to vote or direct vote: 43,286
            2. Shared power to vote or direct vote: 75,928
            3. Sole power to dispose or direct the disposition: 43.286
            4. Shared power to dispose or direct the disposition: 75,928

      (c) Barington Offshore Advisors did not enter into any transactions in the Shares in since March 31, 2006. The transactions in the Shares since March 31, 2006 by Barington Companies Equity and Barington Investments, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

Q. Barington Offshore Advisors

      (a) As of May 5, 2006, as the investment advisor of Barington Companies Offshore, Barington Offshore Advisors may be deemed to beneficially own the 44,508 Shares owned by Barington Companies Offshore.

                  Percentage: 0.2%

      (b)   1. Sole power to vote or direct vote: 44,508
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 44,508
            4. Shared power to dispose or direct the disposition: 0

      (c) Barington Offshore Advisors did not enter into any transactions in the Shares since March 31, 2006. The transactions in the Shares since March 31, 2006 by Barington Companies Offshore, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

R. Barington Capital

      (a) As of May 5, 2006, as the majority member of Barington Companies Investors, Barington Companies Advisors and Barington Offshore Advisors, Barington Capital may be deemed the beneficial owner of (i) 44,508 Shares owned by Barington Companies Offshore, (ii) 75,928 Shares owned by Barington Companies Equity and (iii) 43,286 Shares owned by Barington Investments.

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 33 of 48 Pages
----------------------                                    ----------------------

            Percentage: Approximately 0.6%

      (b)   1. Sole power to vote or direct vote: 163,722
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 163,722
            4. Shared power to dispose or direct the disposition: 0

      (c) Barington Capital did not enter into any transactions in the Shares since March 31, 2006. The transactions in the Shares since March 31, 2006 by Barington Companies Offshore, Barington Companies Equity and Barington Investments are set forth in Schedule A, and are incorporated by reference.

S. LNA

      (a) As of May 5, 2006, as the general partner of Barington Capital, LNA may be deemed the beneficial owner of (i) 44,508 Shares owned by Barington Companies Offshore, (ii) 75,928 Shares owned by Barington Companies Equity and
(iii) 43,286 Shares owned by Barington Investments.

            Percentage: Approximately 0.6%

      (b)   1. Sole power to vote or direct vote: 163,722
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 163,722
            4. Shared power to dispose or direct the disposition: 0

      (c) LNA did not enter into any transactions in the Shares since March 31, 2006. The transactions in the Shares since March 31, 2006 by Barington Companies Offshore, Barington Companies Equity and Barington Investments are set forth in Schedule A, and are incorporated by reference.

T. Mr. Mitarotonda

      (a) As of May 5, 2006, as the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed the beneficial owner of (i) 75,928 Shares owned by Barington Companies Equity, (ii) 44,508 Shares owned by Barington Companies Offshore and (iii) 43,286 Shares owned by Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of such Shares.

            Percentage: Approximately 0.6%

      (b)   1. Sole power to vote or direct vote: 163,722
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 163,722

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 34 of 48 Pages
----------------------                                    ----------------------

            4. Shared power to dispose or direct the disposition: 0

      (c) Mr. Mitarotonda did not enter into any transactions in the Shares since March 31, 2006. The number of Shares acquired by Barington Companies Equity, Barington Companies Offshore and Barington Investments since March 31, 2006 are set forth in Schedule A and are incorporated by reference.

      Item 5(e) is hereby amended and restated to read as follows:

            As of May 5th, 2006, the Reporting Persons ceased to be the collective beneficial owners of more than 5% of the Shares of the Issuer.

      Item 6 is hereby amended and restated to read as follows:

            On May 8, 2006, Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master, Ramius Fund III, Admiral Advisors, Ramius Advisors, Ramius Capital, C4S, Mr. Cohen, Mr. Solomon, Mr. Stark, Mr. Strauss, Barington Companies Equity, Barington Companies Investors, Barington Companies Offshore, Barington Investments, Barington Companies Advisors, Barington Offshore Advisors, Barington Capital, LNA and Mr. Mitarotonda, entered into a Joint Filing Agreement (the "Joint Filing Agreement") in which the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer to the extent required by applicable law. The Joint Filing Agreement is attached as an exhibit hereto and is incorporated herein by reference.

            Barington Capital or one or more of its affiliates expect to receive from Starboard and Parche a fee with respect to certain profits those entities may derive from their investment in the Shares of the Issuer. An Agreement between the parties with respect to the foregoing has not yet been formalized.

            Other than as described herein, there are no contracts, arrangements, understandings or relationships among the Reporting Persons, or between the Reporting Persons and any other person, with respect to the securities of the Issuer.

      Item 7 is hereby amended to include the following exhibits:

      3. Joint Filing Agreement by and among Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master, Ramius Fund III, Admiral Advisors, Ramius Advisors, Ramius Capital, C4S, Mr. Cohen, Mr. Solomon, Mr. Stark, Mr. Strauss, Barington Companies Equity, Barington Companies Investors, Barington Companies Offshore, Barington Investments, Barington Companies Advisors, Barington Offshore Advisors, Barington Capital, LNA and Mr. Mitarotonda dated May 8, 2006.

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 35 of 48 Pages
----------------------                                    ----------------------

                                   SIGNATURES

            After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 8, 2006

STARBOARD VALUE AND                            RAMIUS MASTER FUND, LTD
OPPORTUNITY MASTER FUND LTD.                   By: Ramius Advisors, LLC
                                                   its investment manager
PARCHE, LLC
By: Admiral Advisors, LLC,                     By: Ramius Capital Group, L.L.C.
    its managing member                            its managing member
RCG AMBROSE MASTER FUND, LTD.
By: Ramius Capital Group, L.L.C.,              ADMIRAL ADVISORS, LLC
    its investment manager                     By: Ramius Capital Group, L.L.C.,
By: C4S & Co., L.L.C.,                             its managing member
    its managing member
                                               RAMIUS ADVISORS, LLC
RCG HALIFAX FUND, LTD.                         By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C.,                  its managing member
    its investment manager
By: C4S & Co., L.L.C.,                         RAMIUS CAPITAL GROUP, L.L.C.
    its managing member                        By: C4S & Co., L.L.C.,
                                                   as managing member
RAMIUS FUND III, LTD
By: Ramius Advisors, LLC                       C4S & CO., L.L.C.
    its investment manager
By: Ramius Capital Group, L.L.C.,
    its managing member


                           By: /s/ Jeffrey M. Solomon
                               -----------------------
                           Name:  Jeffrey M. Solomon
                           Title: Authorized Signatory

JEFFREY M. SOLOMON


/s/ JEFFREY M. SOLOMON
------------------------------------
Individually and as attorney-in-fact for Peter A.
Cohen, Morgan B. Stark and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 36 of 48 Pages
----------------------                                    ----------------------

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By: Barington Companies Investors, LLC,
    its general partner


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Managing Member


BARINGTON COMPANIES INVESTORS, LLC


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Managing Member


/s/ James A. Mitarotonda
---------------------------------
James A. Mitarotonda


BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: President


BARINGTON INVESTMENTS, L.P.
By: Barington Companies Advisors, LLC,
    its general partner


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Authorized Signatory


BARINGTON COMPANIES ADVISORS, LLC


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Authorized Signatory


BARINGTON OFFSHORE ADVISORS, LLC


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Authorized Signatory


BARINGTON CAPITAL GROUP, L.P.
By: LNA Capital Corp., its general
    partner


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: President and Chief Executive Officer

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 37 of 48 Pages
----------------------                                    ----------------------

LNA CAPITAL CORP.


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: President and Chief Executive Officer

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 38 of 48 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

                 TRANSACTIONS IN THE SHARES SINCE MARCH 31, 2006

Shares of Common Stock               Price Per                       Date of
  Purchased / (Sold)                  Share($)                   Purchase / Sale

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

      (25,284)                        36.3500                         4/03/06
      (17,262)                        36.0000                         4/11/06
       (4,838)                        36.1724                         4/11/06
       (5,682)                        35.9284                         4/12/06
      (15,960)                        36.0000                         4/12/06
      (10,278)                        35.8562                         4/13/06
      (11,357)                        35.3251                         5/04/06
       (5,956)                        35.3015                         5/05/06
      (12,928)                        35.3140                         5/05/06

                                   PARCHE, LLC

       (4,816)                        36.3500                         4/03/06
       (8,778)                        36.3500                         4/03/06
        5,764                         36.7871                         4/05/06
        6,182                         36.8915                         4/05/06
        5,500                         36.6300                         4/05/06
       26,554                         36.9395                         4/06/06
        5,280                         36.5453                         4/07/06
       36,916                         36.5954                         4/10/06
          110                         36.4500                         4/10/06
      (10,549)                        36.0000                         4/11/06
         (922)                        36.1724                         4/11/06
       (2,957)                        36.1724                         4/11/06
       (3,288)                        36.0000                         4/11/06
       (3,681)                        35.9284                         4/12/06
       (3,040)                        36.0000                         4/12/06
      (10,340)                        36.0000                         4/12/06

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 39 of 48 Pages
----------------------                                    ----------------------

       (1,082)                        35.9284                         4/12/06
       (6,659)                        35.8562                         4/13/06
       (1,958)                        35.8562                         4/13/06
       70,400                         35.4871                         4/24/06
       22,000                         35.2600                         5/01/06
       (2,163)                        35.3251                         5/04/06
      (11,898)                        35.3251                         5/04/06
       (1,134)                        35.3015                         5/05/06
       (6,239)                        35.3015                         5/05/06
       (2,462)                        35.3140                         5/05/06
      (13,543)                        35.3140                         5/05/06

                          RCG AMBROSE MASTER FUND, LTD.

       (5,187)                        36.3500                         4/03/06
        3,250                         36.6300                         4/05/06
        3,653                         36.8915                         4/05/06
        3,406                         36.7871                         4/05/06
       12,070                         36.9395                         4/06/06
        2,400                         36.5453                         4/07/06
           50                         36.4500                         4/10/06
       16,780                         36.5954                         4/10/06
       (5,753)                        36.0000                         4/11/06
       (1,613)                        36.1724                         4/11/06
       (5,640)                        36.0000                         4/12/06
       (2,008)                        35.9284                         4/12/06
       (6,632)                        35.8562                         4/13/06
       32,000                         35.4871                         4/24/06
       10,000                         35.2600                         5/01/06
       (5,949)                        35.3251                         5/04/06
       (3,119)                        35.3015                         5/05/06
       (6,772)                        35.3140                         5/05/06

                             RCG HALIFAX FUND, LTD.

       (5,586)                        36.3500                         4/03/06
        3,934                         36.8915                         4/05/06

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 40 of 48 Pages
----------------------                                    ----------------------

        3,668                         36.7871                         4/05/06
        3,500                         36.6300                         4/05/06
       12,070                         36.9395                         4/06/06
        2,400                         36.5453                         4/07/06
           50                         36.4500                         4/10/06
       16,780                         36.5954                         4/10/06
       (6,234)                        36.0000                         4/11/06
       (1,747)                        36.1724                         4/11/06
       (5,640)                        36.0000                         4/12/06
       (2,008)                        35.9284                         4/12/06
       (3,632)                        35.8562                         4/13/06
       32,000                         35.4871                         4/24/06
       10,000                         35.2600                         5/01/06
       (6,490)                        35.3251                         5/04/06
       (3,403)                        35.3015                         5/05/06
       (7,387)                        35.3140                         5/05/06

                            RAMIUS MASTER FUND, LTD.

      (20,349)                        36.3500                         4/03/06
       12,750                         36.6300                         4/05/06
       14,331                         36.8915                         4/05/06
       13,362                         36.7871                         4/05/06
       70,006                         36.9395                         4/06/06
       13,920                         36.5453                         4/07/06
          290                         36.4500                         4/10/06
       97,234                         36.5954                         4/10/06
       (7,123)                        36.1724                         4/11/06
      (25,414)                        36.0000                         4/11/06
       (9,035)                        35.9284                         4/12/06
      (25,380)                        36.0000                         4/12/06
      (16,345)                        35.8562                         4/13/06
      185,800                         35.4871                         4/24/06

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 41 of 48 Pages
----------------------                                    ----------------------

      (30,732)(1)                     35.0700                         5/01/06
       54,820                         35.2600                         5/01/06
      (28,122)                        35.3251                         5/04/06
      (14,747)                        35.3015                         5/05/06
      (32,012)                        35.3140                         5/05/06

                              RAMIUS FUND III, LTD

       30,732(1)                      35.0700                         5/01/06
        3,180                         35.2600                         5/01/06
       (1,621)                        35.3251                         5/04/06
         (851)                        35.3015                         5/05/06
       (1,847)                        35.3140                         5/05/06

                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.

      (34,650)                        36.3500                       4/3/2006
       (9,060)                        36.2675                       4/10/2006
      (22,650)                        36.1724                       4/11/2006
      (15,855)                        36.0000                       4/11/2006
      (15,300)                        36.0000                       4/12/2006
       (5,447)                        35.9284                       4/12/2006
       (9,853)                        35.8562                       4/13/2006
      (86,580)                        35.3251                       5/4/2006
      (23,063)                        35.3015                       5/5/2006
      (50,062)                        35.3140                       5/5/2006

                     BARINGTON COMPANIES OFFSHORE FUND, LTD

      (20,790)                        36.3500                         4/03/06
       (5,420)                        36.2675                         4/10/06
      (13,550)                        36.1724                         4/11/06
       (9,485)                        36.0000                         4/11/06
       (9,180)                        36.0000                         4/12/06
       (3,268)                        35.9284                         4/12/06
       (5,912)                        35.8562                         4/13/06
----------
(1) The shares reported as acquired by Ramius Fund III, Ltd. and sold by Ramius Master Fund, Ltd. were acquired by Ramius Fund III, Ltd. from Ramius Master Fund, Ltd. as a distribution in kind on May 1, 2006. The price per unit for these 30,732 shares on the date of distribution was $35.0700.

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 42 of 48 Pages
----------------------                                    ----------------------

      (51,948)                        35.3251                         5/04/06
      (13,838)                        35.3015                         5/05/06
      (30,037)                        35.3140                         5/05/06

                           BARINGTON INVESTMENTS, L.P.

      (21,560)                        36.3500                         4/03/06
       (5,520)                        36.2675                         4/10/06
      (13,800)                        36.1724                         4/11/06
       (9,660)                        36.0000                         4/11/06
       (9,520)                        36.0000                         4/12/06
       (3,389)                        35.9284                         4/12/06
       (6,131)                        35.8562                         4/13/06
      (53,872)                        35.3251                         5/04/06
      (14,350)                        35.3015                         5/05/06
      (31,150)                        35.3140                         5/05/06

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 43 of 48 Pages
----------------------                                    ----------------------

                                   SCHEDULE B

                    Directors and Officers of Ramius Fund III

----------------------------------------------------------------------------------------------------
NAME AND POSITION          PRINCIPAL OCCUPATION                      PRINCIPAL BUSINESS ADDRESS
----------------------------------------------------------------------------------------------------
Morgan B. Stark            Managing Member of C4S & Co., L.L.C.,     666 Third Avenue
Director                   which is the Managing Member of Ramius    26th Floor
                           Capital Group, L.L.C.                     New York, New York 10017
----------------------------------------------------------------------------------------------------
Marran Ogilvie             General Counsel of Ramius Capital         666 Third Avenue
Director                   Group, L.L.C.                             26th Floor
                                                                     New York, New York 10017
----------------------------------------------------------------------------------------------------
CFS Company Ltd.           Nominee Company registered with Cayman    c/o Citco Fund Services
Director                   Islands Monetary Authority and is         (Cayman Islands) Limited
                           affiliated with Administrator of the      Corporate Center
                           Fund                                      West Bay Road
                                                                     Grand Cayman, Cayman Islands
                                                                     British West Indies
----------------------------------------------------------------------------------------------------
CFS Corporation Ltd.       Affiliate of the Administrator of the     c/o Citco Fund Services
Secretary                  Fund                                      (Cayman Islands) Limited
                                                                     Corporate Center
                                                                     West Bay Road
                                                                     Grand Cayman, Cayman Islands
                                                                     British West Indies
----------------------------------------------------------------------------------------------------

        Directors and Officers of Barington Companies Offshore Fund, Ltd.

----------------------------------------------------------------------------------------------------
NAME AND POSITION          PRINCIPAL OCCUPATION                      PRINCIPAL BUSINESS ADDRESS
----------------------------------------------------------------------------------------------------
James A. Mitarotonda       Chairman and Chief Executive              888 Seventh Avenue 17th Floor
Director and President     Officer of Barington                      New York, NY 10019
                           Capital Group, L.P.
----------------------------------------------------------------------------------------------------
Sebastian E. Cassetta      Senior Managing Director and Chief        888 Seventh Avenue 17th Floor
Director                   Operating Officer of Barington Capital    New York, NY 10019
                           Group, L.P.
----------------------------------------------------------------------------------------------------
Jonathan Clipper           Managing Director of Bedford              7 Reid Street, Suite 108
Director                   Management Ltd.                           Hamilton HM11, Bermuda
----------------------------------------------------------------------------------------------------
Graham Cook                Director/Manager, Corporate               Bison Court
Director                   Services of Byson Financial Services,     P.O. Box 3460
                           Ltd.                                      Road Town, Tortola
                                                                     British Virgin Islands
----------------------------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 44 of 48 Pages
----------------------                                    ----------------------

Forum Fund Services, Ltd.  Fund Administration                       Washington Mall 1, 3rd Flr.
Secretary                                                            22 Church Street
                                                                     Hamilton HM11, Bermuda
----------------------------------------------------------------------------------------------------
Melvyn Brunt               Chief Financial Officer of Barington      888 Seventh Avenue, 17th Floor,
Treasurer                  Capital Group, L.P.                       New York, NY 10019
----------------------------------------------------------------------------------------------------

                          Officers of LNA Capital Corp.

----------------------------------------------------------------------------------------------------
NAME AND POSITION          PRINCIPAL OCCUPATION                      PRINCIPAL BUSINESS ADDRESS
----------------------------------------------------------------------------------------------------
James A. Mitarotonda       Chairman and Chief Executive Officer of   888 Seventh Avenue
President and CEO          Barington Capital                         17th Floor
                           Group, L.P.                               New York, NY 10019
----------------------------------------------------------------------------------------------------
Sebastian E. Cassetta      Senior Managing Director and Chief        888 Seventh Avenue
Secretary                  Operating Officer of                      17th Floor
                           Barington Capital Group, L.P.             New York, NY 10019
----------------------------------------------------------------------------------------------------
Melvyn Brunt               Chief Financial Officer of                888 Seventh Avenue
Treasurer                  Barington Capital Group, L.P.             17th Floor
                                                                     New York, NY 10019
----------------------------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 45 of 48 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

--------------------------------------------------------------------------------
                             EXHIBIT                                       PAGE
--------------------------------------------------------------------------------
3.    Joint Filing Agreement by and among Starboard, Parche, RCG
      Ambrose, RCG Halifax, Ramius Master, Ramius Fund III,
      Admiral Advisors, Ramius Advisors, Ramius Capital, C4S, Mr.
      Cohen, Mr. Solomon, Mr. Stark, Mr. Strauss, Barington             46 to 48
      Companies Equity, Barington Companies Investors, Barington
      Companies Offshore, Barington Investments, Barington
      Companies Advisors, Barington Offshore Advisors, Barington
      Capital, LNA and Mr. Mitarotonda, dated May 8, 2006.
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 46 of 48 Pages
----------------------                                    ----------------------

                             JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 8, 2006 (including amendments thereto) with respect to the Common Stock of Stewart & Stevenson Services Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 8, 2006

STARBOARD VALUE AND                            RAMIUS MASTER FUND, LTD
OPPORTUNITY MASTER FUND LTD.                   By: Ramius Advisors, LLC
                                                   its investment manager
PARCHE, LLC
By: Admiral Advisors, LLC,                     By: Ramius Capital Group, L.L.C.
    its managing member                            its managing member
RCG AMBROSE MASTER FUND, LTD.
By: Ramius Capital Group, L.L.C.,              ADMIRAL ADVISORS, LLC
    its investment manager                     By: Ramius Capital Group, L.L.C.,
By: C4S & Co., L.L.C.,                             its managing member
    its managing member
                                               RAMIUS ADVISORS, LLC
RCG HALIFAX FUND, LTD.                         By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C.,                  its managing member
    its investment manager
By: C4S & Co., L.L.C.,                         RAMIUS CAPITAL GROUP, L.L.C.
    its managing member                        By: C4S & Co., L.L.C.,
                                                   as managing member
RAMIUS FUND III, LTD
By: Ramius Advisors, LLC                       C4S & CO., L.L.C.
    its investment manager
By: Ramius Capital Group, L.L.C.,
    its managing member


                           By: /s/ Jeffrey M. Solomon
                               ----------------------
                           Name:  Jeffrey M. Solomon
                           Title: Authorized Signatory

JEFFREY M. SOLOMON


/s/ JEFFREY M. SOLOMON
-----------------------------------
Individually and as attorney-in-fact for Peter A.
Cohen, Morgan B. Stark and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 47 of 48 Pages
----------------------                                    ----------------------

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By: Barington Companies Investors, LLC,
    its general partner


By: /s/ James A. Mitarotonda
    -------------------------------
Name:  James A. Mitarotonda
Title: Managing Member


BARINGTON COMPANIES INVESTORS, LLC


By: /s/ James A. Mitarotonda
    -------------------------------
Name:  James A. Mitarotonda
Title: Managing Member


/s/ James A. Mitarotonda
---------------------------------
James A. Mitarotonda


BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)


By: /s/ James A. Mitarotonda
    -------------------------------
Name:  James A. Mitarotonda
Title: President


BARINGTON INVESTMENTS, L.P.
By: Barington Companies Advisors, LLC,
    its general partner


By: /s/ James A. Mitarotonda
    -------------------------------
Name:  James A. Mitarotonda
Title: Authorized Signatory


BARINGTON COMPANIES ADVISORS, LLC


By: /s/ James A. Mitarotonda
    -------------------------------
Name:  James A. Mitarotonda
Title: Authorized Signatory


BARINGTON OFFSHORE ADVISORS, LLC


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 860342104                   13D                    Page 48 of 48 Pages
----------------------                                    ----------------------

BARINGTON CAPITAL GROUP, L.P.
By: LNA Capital Corp., its general
    partner


By: /s/ James A. Mitarotonda
    -------------------------------
Name:  James A. Mitarotonda
Title: President and Chief Executive Officer


LNA CAPITAL CORP.


By: /s/ James A. Mitarotonda
    -------------------------------
Name:  James A. Mitarotonda
Title: President and Chief Executive Officer